Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-219332 on Form N-2 of our report dated June 27, 2018, relating to the financial statements and financial highlights of the Altegris KKR Commitments Master Fund, appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” which are part of such Registration Statement.

Costa Mesa, California

July 27, 2018